Exhibit 21.1

Subsidiaries of palmOne, Inc.

palmOne Comércio de Aparelhos Eletrônicos Ltda. (Brazil)

palmOne Europe Limited (UK)

palmOne Italy S.r.l. (Italy)

palmOne France (France)

palmOne Germany GmbH (Germany)

palmOne Global Operations Ltd. (Ireland)

palmOne Asia Pacific Limited (Hong Kong)

palmOne Ireland Investment (Ireland)

palmOne Latin America, Inc. (Delaware, U.S.)

palmOne Mexico S.A. de C.V. (Mexico)

palmOne Benelux B.V. (Netherlands)

palmOne Australia Pty Limited (Australia)

palmOne Canada Inc. (Canada)

palmOne Singapore Pte. Ltd. (Singapore)

palmOne Nordic AB (Sweden)

Handspring International SARL (Switzerland)

Handspring International Ltd. (BVI)

Handspring Facility Company LLC (Delaware, U.S.)